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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE


              COMMERCIAL METALS COMPANY REPORTS ADVERSE LITIGATION
               RULINGS TO CAUSE REVISION OF FIRST QUARTER EARNINGS


       Dallas -- December 26, 2000 -- Commercial Metals Company (NYSE: CMC) reports that a Court's unanticipated adverse rulings will cause the Company to revise the results for the quarter ended November 30, 2000 from those previously announced December 18, 2000. The rulings, made late last week, arise from a trial which ended in October, 1999. The Company will increase the reserve for the litigation in anticipation of a judgment likely to be entered in January, 2001 against the Company and its subsidiary, CMC Steel Fabricators, Inc. The effect of the increase in the reserve will reduce previously reported first quarter net earnings of $4.7 million or 36 cents per diluted share to a net loss of $2.2 million or 17 cents per diluted share. The Company also announced its intent to appeal the judgment when entered based on these rulings.

       The lawsuit involves a former customer that contracted for supply and fabrication of structural and reinforcement steel on three jobs with CMC Steel Fabricators' Safety Steel Service division located in Victoria, Texas. The Court ruled that the subsidiary was owed approximately $333,000 by the contractor, but also found that the contractor's business had incurred compensatory damages for delays related to the jobs and loss of the value of the contractor's business totaling approximately $2.2 million with prejudgment interest on both sums. The Court further awarded the contractor exemplary damages of approximately $6.6 million and attorney's fees. CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, "Obviously we are disappointed by the Court's findings, particularly with regard to punitive damages. While we intend to appeal the judgment if entered based on what we believe are erroneous findings of fact and conclusions of law, we think this earnings revision is appropriate given the unanticipated award of punitive damages."

       Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of over 120 locations including 4 steel minimills, 26 steel fabrication plants, 2 castellated and cellular beam fabricating plants, 4 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 22 concrete-related product warehouses, an industrial products supply company, a railroad salvage company, a copper tube mill, 43 metal recycling facilities and 17 marketing and trading offices in the United States and in strategic overseas markets.